Exhibit 99.2

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-5866 jennifer@blueshirtgroup.com

Synaptics Raises Fiscal Fourth Quarter Revenue Outlook

San Jose, CA – June 10, 2014 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions, today updated its revenue outlook for the fourth quarter ending June 30, 2014. The Company also issued a separate press release today announcing that it has signed a definitive agreement to acquire all of the outstanding equity of Renesas SP Drivers, Inc., the industry leader in small and medium-size display driver ICs (DDICs) for smartphones and tablets.

For the fourth quarter of fiscal 2014, Synaptics expects to report record revenue in the range of $300.0 million to $310.0 million, up from its previous guidance of $275.0 million to $295.0 million and representing an increase of 30% to 35% over the prior year period. Further, revenue for fiscal 2014 is expected to be $933.0 million to $943.0 million, an increase of 41% to 42% compared to the prior year. The improved revenue guidance is driven by better than expected performance for both mobile and PC products.

Additional information for the fourth quarter will be available when Synaptics reports its quarterly results on July 31, 2014. The Company will issue a press release announcing the details of its fourth quarter conference call closer to the date.

About Synaptics Incorporated

As a leading developer of human interface solutions which enhance the user experience, Synaptics provides the broadest solutions portfolio in the industry. The ClearPad® family supports touchscreen solutions for devices ranging from entry-level mobile phones to flagship premium smartphones, tablets and notebook PCs. The TouchPad™ family, including ClickPad™ and ForcePad®, is integrated into the majority of today’s notebook PCs. Natural ID™ fingerprint sensor technology enables authentication, mobile payments, and touch-based navigation for smartphones, tablets, and notebook computers. Synaptics’ wide portfolio also includes ThinTouch® supporting thin and light keyboard solutions, as well as key technologies for next generation touch-enabled video and display applications. (NASDAQ: SYNA) www.synaptics.com.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges, change in contingent consideration, and certain non-cash or non-recurring items. Net income excluding share-based compensation, change in contingent consideration, and certain non-cash or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding future operating and financial performance, including revenue for the Company’s fourth fiscal quarter of 2014 and full 2014 fiscal year. Synaptics cautions that these statements are not guarantees of future performance and are qualified by important factors that could cause actual results to differ materially from our current expectations. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Synaptics’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013, and subsequent quarterly and periodic reports, registration statements, amendments and other reports that we may file from time to time with the SEC and/or make available on our website. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.